CERTIFICATE

      The  undersigned, Controller of SMITH BARNEY MONEY
FUNDS, INC.
(the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 134,980,801,746 shares of common stock, par value $0.01 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended December 31, 1996 and that the facts otherwise stated in such Notice are true.


                                   Irving P. David
                                   Controller

Dated:         January 30, 1997